April 15, 2024

Renette Youssef
815 Lyon Street, Unit B
San Francisco, CA 94115
renette.youssef@gmail.com

Re:    Terms of Separation

Dear Renette:
This letter confirms the agreement (“Agreement”) between you and Velo3D, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date: April 19, 2024, will be your last day of employment with the Company (the “Separation Date”).
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that by April 19, 2024, the Company intends to have provided you with one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other earned wages. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
a.Severance: The Company agrees to pay you a gross amount of $131,538.46, subject to all applicable taxes and withholdings, payable in the installment schedule as defined below (“Installment Schedule”) following the Separation Date.
b.COBRA Payment: The Company also agrees to pay you a gross amount of $4,476.90, subject to all applicable state and federal taxes, payable in the Installment Schedule below. This amount approximately equals the sum of two (2) month of the cost of health care insurance premiums, to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”) following the Separation Date.

Renette Youssef

c.Installment Schedule: The below Installment Schedule outlines the timing of payments to be made, following the Effective Date of this agreement.
1)A 1099 payment to "Sebastian Miller Law, PC" for your attorney's fees in the amount of $47,600, paid within 15 days of the Effective Date of this agreement.

2)A 1099 payment to Renette Youssef for non-economic damages in the amount of $44,207.68, paid within 30 days of the Effective Date of this agreement.

3)A W-2 payment to Renette Youssef in the amount of $22,103.84, paid on the first regularly scheduled pay date of the third (3rd) month following the Effective Date of this agreement; and

4)A W-2 payment to Renette Youssef in the amount of $22,103.84, paid on the first regularly scheduled pay date of the fourth (4th) month following the Effective Date of this agreement.

d.Accelerated Vesting of select RSUs: The Company will accelerate the vesting of your vested Restricted Stock Units (RSUs) that would have vested in the 12-months following April 1, 2024. The number of shares that will vest within fifteen (15) days following the Effective Date of this agreement is 200,199 RSUs.
By signing below, you acknowledge and agree that: (X) you are receiving the separation compensation outlined in this section in consideration for waiving your rights to the claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation and (Y) in further consideration for the payment of the separation consideration outlined in this section, you hereby waive any and all rights to any payments or benefits pursuant to that certain Change in Control Agreement by and between you and the Company dated September 26, 2023 (“CIC Agreement”), which is hereby terminated in its entirety; provided that your agreement to terminate the CIC Agreement is made in reliance on the Company’s representation that as of the date it signs this Agreement it is not a party to any agreement or understanding that would be reasonably likely to lead to a “Change in Control” (as defined in the CIC Agreement) on or prior to July 1, 2024.
4.Return of Company Property: You hereby warrant to the Company that you have returned, or will return to the Company by April 19, 2024, all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement (the “Confidentiality Agreement,” attached hereto as Exhibit A); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such

Renette Youssef

information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
6.Company Equity: You have previously been granted certain options to purchase shares of the Company’s common stock (“Options”) and certain restricted stock units covering shares of the Company’s common stock (“RSUs”), which are subject to the applicable Equity Incentive Plan and Stock Option Agreement or Restricted Stock Unit Award Agreement (as applicable). Notwithstanding the foregoing, by your signature below, you hereby acknowledge and agree that, effective as of the Separation Date, any portions of your Options and RSUs that are not vested as of the Separation Date, excluding the RSUs referenced in section 3(d) of this agreement, shall be forfeited and terminated in their entirety for no consideration.
a.Options: Pursuant to your Stock Option Agreements with the Company, and the Company’s 2014 Equity Incentive Plan (hereafter collectively referred to as the (“Stock Option Agreements”), you were granted options to purchase shares of the Company’s common stock (“Options”). Because your employment is terminating on the Separation Date, none of the unvested Options can ever vest. Per the Stock Option Agreements, you will have three (3) months following the Separation Date to exercise the Unexercised Vested Shares. After this date, you will no longer have a right to exercise the Options as to any shares. You can refer to your Shareworks account for further details.
b.RSUs: Pursuant to your Restricted Stock Unit Award Agreements with the Company, and the Company’s 2021 Equity Incentive Plan (hereafter, collectively referred to as the “RSU Agreements”), you were granted restricted stock unit awards (the “RSU Awards”). As of the Separation Date, you have unvested shares remaining (the Unvested RSUs”). Because your employment is terminating on the Separation Date, none of the Unvested RSUs, except those listed in section 3(d) of this agreement, can ever vest or settle and will be forfeited. From and after the forfeiture, you will no longer own or have any rights to the Unvested RSUs. At all times, your rights concerning the RSU Awards will be governed by the RSU Agreements. You can refer to your Shareworks account for further details and to review the terms of your RSU Agreements. As a member of the Executive Leadership Team, you had access to confidential information. As such, you may not sell or transfer the vested RSUs for a period of one (1) month following the Separation Date.
7.General Release and Waiver of Claims:
c.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers,

Renette Youssef

shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

d.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
e.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and

Renette Youssef

Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
10.Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company and/or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The Company shall instruct and cause its then-current officers and executive management team not to make any disparaging oral or written statements concerning you for so long as they remain employed by the Company.
11.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

Renette Youssef

12.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
14.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
15.Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
16.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
17.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if it was an original.

Renette Youssef

18.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) calendar days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period. This Agreement is not revocable by the Company.
19.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
20.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to Velo3D. We wish you the best in your future endeavors.

Sincerely,

Velo3D, Inc.

Signed: __________________________________

Jessie Lockhart, Chief People Officer

Date: __________________

READ, UNDERSTOOD AND AGREED

_______________________________    Date: __________________
Renette Youssef

EXHIBIT A

CONFIDENTIALITY AGREEMENT